Filed Pursuant to Rule 424(b)(3)

Registration No. 333-140240

August 2008 Performance Update

The Frontier Fund Supplement Dated September 8, 2008 to Prospectus Dated May 27, 2008

T H E     F RO N T I E R     F U N D ’ S     G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

August performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2	August 31, 2008 MTD	August 31, 2008 YTD	NAV / Unit
Balanced Series-2	0.39%	13.13%	$126.70
Balanced Series-2a	0.38%	13.04%	$107.91
Campbell/Graham/Tiverton Series-2	-0.26%	7.04%	$107.25
Currency Series-2	-1.29%	4.55%	$116.05
Long/Short Commodity Series-2	-1.42%	7.92%	$115.67
Winton/Graham Series-2	-2.52%	11.54%	$116.41
Winton Series-2	-2.34%	6.65%	$126.49
Long Only Commodity Series-2	-5.85%	11.53%	$128.29
Managed Futures Index Series-2	3.25%	6.13%	$110.82

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of August 31, 2008. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$1,107,381.60
Unrealized trading gain/(loss)	(781,738.90)
Less: commissions	(20,871.44)
Less: FCM fees	(24,995.29)
Foreign currency gain/(loss)	(11,180.09)
Interest income	9,973.95

Total Income	278,569.83
EXPENSES
Management fees	18,266.11
Incentive fees	67,363.55

Total Expenses	85,629.66
Net Income (Loss)	$192,940.17

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	389,047.40178	$49,102,865.13	126.21
Current month additions	15,118.50330	1,911,640.52
Current month redemptions	(2,270.22470)	(286,957.49)
Net Income (loss) for current month		192,940.17

Net Asset Value, end of current month	401,895.68038	$50,920,488.33	126.70

Monthly rate of return			0.39%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Balanced Series 2

THE FRONTIER FUND BALANCED SERIES - 2A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$37,836.31
Unrealized trading gain/(loss)	(27,020.30)
Less: commissions	(711.16)
Less: FCM fees	(851.09)
Foreign currency gain/(loss)	(380.49)
Interest income	2,172.43

Total Income	11,045.70
EXPENSES
Trading Fee	1,587.61
Management fees	920.74
Incentive fees	2,284.42

Total Expenses	4,792.77
Net Income (Loss)	$6,252.93

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	15,578.56469	$1,674,677.34	107.50
Current month additions	739.75868	80,000.00
Current month redemptions	—	—
Net Income (loss) for current month		6,252.93

Net Asset Value, end of current month	16,318.32337	$1,760,930.27	107.91

Monthly rate of return			0.38%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Balanced Series 2A

THE FRONTIER FUND CAMPBELL/GRAHAM/TIVERTON SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(28,502.64)
Unrealized trading gain/(loss)	33,450.35
Less: commissions	(1,178.87)
Less: FCM fees	(3,002.31)
Foreign currency gain/(loss)	(3,175.73)
Interest income	1,395.37

Total Income	(1,013.83)
EXPENSES
Management fees	14,991.42
Incentive fees	441.51

Total Expenses	15,432.93
Net Income (Loss)	$(16,446.76)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	56,944.72321	$6,123,422.64	107.53
Current month additions	3,511.32453	374,926.02
Current month redemptions	(1,629.96933)	(172,744.24)
Net Income (loss) for current month		(16,446.76)

Net Asset Value, end of current month	58,826.07841	$6,309,157.66	107.25

Monthly rate of return			-0.26%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Campbell/Graham/Tiverton Series 2

THE FRONTIER FUND CURRENCY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$127,985.01
Unrealized trading gain/(loss)	(375,005.82)
Net change in inter-series payables	218,446.38
Less: FCM fees	(5,095.97)
Interest income	4,026.38

Total Income	(29,644.02)
EXPENSES
Management fees	7,709.13
Incentive fees	—

Total Expenses	7,709.13
Net Income (Loss)	$(37,353.15)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	16,725.72546	$1,966,450.09	117.57
Current month additions	7,926.93999	932,000.00
Current month redemptions	(86.25993)	(10,151.19)
Net Income (loss) for current month		(37,353.15)

Net Asset Value, end of current month	24,566.40552	$2,850,945.75	116.05

Monthly rate of return			-1.29%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Currency Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$379,268.18
Unrealized trading gain/(loss)	(457,948.81)
Less: commissions	(6,722.98)
Less: FCM fees	(3,629.40)
Foreign currency gain/(loss)	(71.29)
Interest income	13,608.16

Total Income	(75,496.14)
EXPENSES
Management fees	26,069.47
Incentive fees	(4,903.45)

Total Expenses	21,166.02
Net Income (Loss)	$(96,662.16)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	63,196.13866	$7,414,943.20	117.33
Current month additions	24,569.87523	2,833,455.14
Current month redemptions	(399.48404)	(45,898.65)
Net Income (loss) for current month		(96,662.16)

Net Asset Value, end of current month	87,366.52985	$10,105,837.53	115.67

Monthly rate of return			-1.42%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long/Short Commodity Series 2

THE FRONTIER FUND WINTON/GRAHAM SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(312,021.87)
Unrealized trading gain/(loss)	113,212.85
Less: commissions	(1,592.97)
Less: FCM fees	(3,325.22)
Foreign currency gain/(loss)	(530.80)
Interest income	1,970.73

Total Income	(202,287.28)
EXPENSES
Management fees	16,606.80
Incentive fees	1,157.87

Total Expenses	17,764.67
Net Income (Loss)	$(220,051.95)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	59,415.07590	$7,095,233.86	119.42
Current month additions	24,821.61445	2,930,984.46
Current month redemptions	(375.21797)	(44,034.23)
Net Income (loss) for current month		(220,051.95)

Net Asset Value, end of current month	83,861.47238	$9,762,132.14	116.41

Monthly rate of return			-2.52%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Winton/Graham Series 2

THE FRONTIER FUND WINTON SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(324,883.53)
Unrealized trading gain/(loss)	70,721.66
Less: commissions	(654.09)
Less: FCM fees	(7,458.79)
Foreign currency gain/(loss)	(877.94)
Interest income	2,547.78

Total Income	(260,604.91)
EXPENSES
Management fees	10,127.84
Incentive fees	(10,435.57)

Total Expenses	(307.73)
Net Income (Loss)	$(260,297.18)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	85,974.17801	$11,135,993.53	129.53
Current month additions	620.91314	78,976.05
Current month redemptions	(1,261.90481)	(160,729.55)
Net Income (loss) for current month		(260,297.18)

Net Asset Value, end of current month	85,333.18634	$10,793,942.85	126.49

Monthly rate of return			-2.34%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Winton Series 2

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(67,359.20)
Unrealized trading gain/(loss)	2,368.82
Less: commissions	—
Less: FCM fees	(410.73)
Foreign currency gain/(loss)	—
Interest income	1,570.13

Total Income	(63,830.98)
EXPENSES
Management fees	1,062.48
Incentive fees	—

Total Expenses	1,062.48
Net Income (Loss)	$(64,893.46)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	7,968.60937	$1,085,875.87	136.27
Current month additions	636.44520	83,000.00
Current month redemptions	—	—
Net Income (loss) for current month		(64,893.46)

Net Asset Value, end of current month	8,605.05457	$1,103,982.41	128.29

Monthly rate of return			-5.85%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long Only Commodity Series 2

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$8,279.62
Unrealized trading gain/(loss)	6,739.09
Less: commissions	(60.33)
Less: FCM fees	(165.44)
Foreign currency gain/(loss)	(104.66)
Interest income	702.90

Total Income	15,391.18
EXPENSES
Management fees	661.24
Incentive fees	—

Total Expenses	661.24
Net Income (Loss)	$14,729.94

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	3,855.50961	$413,826.81	107.33
Current month additions	2,076.44076	228,830.00
Current month redemptions	—	—
Net Income (loss) for current month		14,729.94

Net Asset Value, end of current month	5,931.95037	$657,386.75	110.82

Monthly rate of return			3.25%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Managed Futures Index Series 2